Exhibit 99.1
<PFIZER LOGO>
For Immediate Release November 19, 1999	Contact: Brian McGlynn 212-573-2051

DELAWARE COURT RULES FOR PFIZER IN ACCELERATED HEARING DECISION

NEW YORK, Nov. 19 -- Pfizer Inc today announced that the Court of Chancery in Delaware ordered an accelerated hearing set for January 24, 2000, with respect to the action to enjoin the Warner-Lambert/AHP proposed merger commenced by Pfizer against Warner-Lambert Company, its directors and American Home Products, Inc.

Chancellor Chandler ruled that in light of the proposed Warner-Lambert and American Home meeting on May 15, 2000 to vote on the merger agreement and Pfizer's impending consent solicitation, he set January 24, 2000 as the date for the preliminary injunction hearing. That hearing will rule on Pfizer's claim and the claims of Warner-Lambert shareholders that the 14.9% stock option granted to American Home by Warner-Lambert and the other "lock-up" provisions of the Warner-Lambert/American Home merger agreement are violation of the Warner-Lambert's directors' fiduciary duty and should be enjoined. Discovery is underway.